Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of American Management Systems, Incorporated on Form S-8 of our reports dated February 20, 2003 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in the Annual Report on Form 10-K of American Management Systems, Incorporated for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

McLean, Virginia
May 12, 2003